EXHIBIT 99.1

Polaris Announces Extension of Employment Agreement with CEO
Company also announces Rule 10b5-1 Trading Plan

MINNEAPOLIS—(BUSINESS WIRE)—February 2, 2005—Polaris Industries Inc. (NYSE/PSE:PII) announced today that it has renewed and extended the employment agreement with its President and Chief Executive Officer, Tom Tiller. The current term of the new agreement runs through 2006. Mr. Tiller, 43, joined Polaris as its President and Chief Operating Officer in 1998 after 15 years in various management positions with General Electric Corporation and became Polaris’ President and Chief Executive Officer in 1999. Mr. Tiller will also continue to serve on the company’s Board of Directors.

“We are pleased that Tom will continue to lead Polaris into the future,” stated Polaris Chairman Greg Palen. “Polaris has performed exceptionally well under Tom’s leadership. The results speak for themselves. Since Tom arrived, the company has completed consecutive quarters of revenue and earnings growth and our shareholders have received superior returns on their investment in Polaris. A $10,000 investment in Polaris stock in 1998 was worth over $50,000 on December 31, 2004, which represents a total return to shareholders of over 400 percent over the past seven years.”

The company also announced that Mr. Tiller has established a plan under Rule 10b5-1 of the Securities and Exchange Commission to provide for the predetermined sale of a portion of his Polaris common stock over the next three months.

The trading plan, effective for an initial term of three months commencing February 7, 2005, will permit Mr. Tiller to dispose of 500,000 shares of Polaris common stock to be acquired upon the exercise of previously vested stock options (out of approximately 2.8 million shares held by Mr. Tiller either directly or in the form of stock options or restricted shares) without limitations on price or other conditions.

“The trading plan provides me the opportunity to exercise vested options and sell shares for personal, diversification and tax reasons. The net effect of the option exercise, stock disposition and the stock based performance incentives that are part of the new contract will be to reduce the number of shares and options that I hold in Polaris by less than 10%. After the sale I will continue to be one of the largest shareholders in the company,” said Mr. Tiller. “I do not anticipate selling any additional Polaris shares this year. My confidence in Polaris’ bright future is evidenced by the extended employment agreement and my intention to continue to invest my energy and the vast majority of my net worth in Polaris.”

About Polaris

Information about the complete line of Polaris products is available from authorized Polaris dealers or from the Polaris homepage at www.polarisindustries.com.

With annual 2004 sales of $1.8 billion, Polaris designs, engineers, manufactures and markets snowmobiles, all-terrain vehicles (ATVs), Victory motorcycles and the Polaris RANGER for recreational and utility use.

Polaris is the recognized leader in the snowmobile industry; and one of the largest manufacturers of ATVs in the world. Victory motorcycles, established in 1998 and representing the first all-new American-made motorcycle from a major company in nearly 60 years, are rapidly making impressive in-roads into the motorcycle cruiser marketplace. Polaris also enhances the riding experience with a complete line of Pure Polaris apparel, accessories and parts, available at Polaris dealerships. Consumers can also purchase apparel and vehicle accessories anytime at www.polarisindustries.com.

The future financial performance of the company involves certain risks and uncertainties that could cause future results to differ materially from the historical financial performance of the Company. Potential risks and uncertainties include such factors as product offerings, promotional activities and pricing strategies by competitors; warranty expenses; foreign currency exchange rate fluctuations; environmental and product safety regulatory activity; effects of weather; higher commodity costs; uninsured product liability claims; and overall economic conditions, including inflation and consumer confidence and spending. Investors are also directed to consider other risks and uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Polaris Industries Inc. trades on the New York Stock Exchange and Pacific Stock Exchange under the symbol “PII,” and the Company is included in the S&P Small-Cap 600 stock price index.

CONTACT: Polaris Industries Inc., Minneapolis
Marlys Knutson, 763-542-0533
or
Weber Shandwick
David Fransen, 952-346-6225

SOURCE: Polaris Industries Inc.